Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sasol Limited:

We consent to the incorporation by reference in the registration statement (No. 333-184526) on Form F-3 of Sasol Limited of our report dated 9 October 2013, except for the adjustments relating to the change to the method of accounting for consolidations and joint arrangements, as well as updating changes in disclosures in respect of interests in other entities, which were as of 5 September 2014, with respect to the consolidated income statement and consolidated statements of comprehensive income, changes in equity and cash flows of Sasol Limited and its subsidiaries for the year ended 30 June 2013, which report appears in the 30 June 2015 Annual Report on Form 20-F of Sasol Limited.

Our report refers to adjustments to retrospectively restate the disclosures for reportable segments for the 2013 consolidated financial statements, as more fully described in Note 1 to the 2015 consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements with respect to such adjustments and disclosures.

/s/ KPMG Inc.

Johannesburg, South Africa

9 October 2015